Exhibit 10.2

COMPENSATION MODIFICATION AGREEMENT

This Compensation Modification Agreement (the “Agreement”) is made as of the 15th day of January 2013, by and between William A. Marshall, (hereinafter referred to as the “Employee”) and Authentidate Holding Corp., a Delaware corporation with principal offices located at 300 Connell Drive, 5th Floor, Berkeley Heights, New Jersey 07922 (hereinafter referred to as the “Company”).

WHEREAS, the Employee is currently employed by the Company as its Chief Financial Officer and Treasurer and had entered into an Employment Agreement dated as of February 15, 2006 setting forth the terms and conditions of his employment (the “Employment Agreement”); and

WHEREAS, as of February 2010, the Company implemented a salary reduction program applicable to its employees in an effort to reduce the Company’s cash expenditures; and

WHEREAS, in February 2010, both the Company and the Employee agreed to modify the rate at which Employee was compensated in accordance with the provisions of a Compensation Modification Agreement entered into as of February 18, 2010 (the “2010 Modification Agreement”); and

WHEREAS, in February 2011, both the Company and the Employee agreed to continue the salary reduction program and entered into a new Compensation Modification Agreement on February 4, 2011 (the “2011 Modification Agreement”); and

WHEREAS, in June 2012, both the Company and the Employee agreed to continue the salary reduction program and entered into a new Compensation Modification Agreement on June 21, 2012 (the “2012 Modification Agreement” and together with the 2010 Modification Agreement and 2011 Modification Agreement, the “Modification Agreement”); and

WHEREAS, the Company wishes to further extend such salary reduction program and to further amend the definition of the term “Cash Flow Breakeven” as such term is used in the Modification Agreement and Employee consents to such measures.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employee hereby agrees to continue to accept the reduction in his Base Salary (as defined in the Employment Agreement) originally consented to in accordance with the Modification Agreement, provided, however, that commencing on January 16, 2013 (the “Effective Date”), Employee hereby agrees that his reduced Base Salary shall be equal to 70% of the Base Salary payable to him under the Employment Agreement (“Reduced Salary”) until the first to occur of (i) January 15, 2014 or (ii) such time as the Company achieves Cash Flow Breakeven, as defined below. Upon the first to occur of the events described in the foregoing sentence, the Base Salary payable to Employee shall revert to the level provided for in the Employment Agreement.

2.	Company and Employee agree that for the purpose of determining the Severance Payment, as defined in the Employment Agreement, the term Base Salary shall mean the Employee’s Base Salary as it existed on the day immediately prior to February 1, 2010 and no such amounts shall be calculated by reference to the Reduced Salary.

3.	In consideration of the acceptance of the Reduced Salary by Employee, the Company hereby grants to Employee a number of Restricted Stock Units (the “Awards”) as shall be determined by dividing (y) the aggregate maximum reduction of Employee’s Base Salary pursuant to this Agreement for the twelve month period ending January 15, 2014 by (z) the fair value of an Award (as determined by reference to the closing price of the Company’s common stock on the grant date of January 15, 2013). For the purpose of determining the number of Awards to be granted, the aggregate maximum reduction of Base Salary pursuant to this Agreement shall be equal to the sum of (i) 15% of Employee’s Base Salary for the period commencing on the Effective Date and ending September 30, 2013 plus (ii) 30% of Employee’s Base Salary for the period commencing October 1, 2013 and ending January 15, 2014. For example, if the Employee’s Base Salary is $260,000 per annum, Employee shall be granted a number of Awards pursuant to the terms of this Agreement based on an additional aggregate maximum reduction of Base Salary of $50,375. Employee confirms that pursuant to the 2012 Modification Agreement, Employee was granted the 2012 Option (as defined below) in consideration for agreeing to the reduction in Base Salary specified therein for the period of time commencing February 1, 2012 and through September 30, 2013.

The Awards shall be granted under the Company’s 2011 Omnibus Equity Incentive Plan (the “2011 Plan”) and shall be subject to the terms and conditions thereof and the terms of the Restricted Stock Unit Agreement annexed hereto as Exhibit A, except as such terms may be modified by the Employment Agreement. The Awards shall only vest upon either (A) the date determined in good faith by the Management Resources and Compensation Committee of the Board of Directors that the Company achieves Cash Flow Breakeven (as defined below) or (B) subject to the limitation set forth below, in the event Employee’s employment is terminated either (i) by the Company without “Cause” (as such term is defined in the Employment Agreement) or (ii) by the Employee for “Good Reason” (as such term is defined in the Employment Agreement), subject, however to Section 6 of this Agreement. To the extent the Awards granted pursuant to this Agreement would vest in connection with the termination of Employee’s employment by the Company without “Cause” or by the Employee for “Good Reason”, then notwithstanding anything else which may be set forth in the Employment Agreement, such Awards will vest ratably based on the number of payroll periods which have occurred during the period commencing on the Effective Date and ending January 15, 2014.

4.	As used in this Agreement, the term “Cash Flow Breakeven” means that the Company has achieved positive cash flow from operations for two consecutive fiscal quarters, determined by reference to the revenues and other amounts received by the Company from its operations; provided, however, that as used herein, the term “cash flow from operations” shall not include (a) amounts received from the sale, lease or disposition of (i) fixed or capital assets, except for amounts received in the ordinary course of business; or (ii) any subsidiary company; (b) capital expenditures; (c) interest income and expense; and (d) other non-operating items as determined in accordance with generally accepted accounting principles in the United States as consistently applied during the periods involved.

5.	In further consideration of the Employee’s acceptance of the Reduced Salary, the Company hereby agrees to amend Section 2(a) and 2(b) of each of stock options granted in consideration of the execution by the Employee of each of the 2010 Modification Agreement (the “2010 Option”), the 2011 Modification Agreement (the “2011 Option”), and the 2012 Modification Agreement (the “2012 Option” and together with the 2010 Option and 2011 Option, the “Modification Options”) as follows:

(a) The first sentence of Section 2(a) of each of the Modification Options is hereby amended and restated so that as amended and restated, the first sentence of Section 2(a) of each of the Modification Options shall read as follows:

“With respect to all of the Shares covered by this Option, this Option may be exercised to purchase all of the Shares solely in the event that either (i) the Company achieves “cash flow breakeven performance”, as determined in the reasonable discretion of the Committee in accordance with paragraph 2(b), or (ii) in the event Optionee’s employment is terminated prior to the Company’s achievement of cash flow breakeven performance either (1) by the Company without “Cause” (as such term is defined in the current employment agreement between the Company and the Optionee (the “Employment Agreement”)) or (2) by the Optionee for “Good Reason” (as such term is defined in the Employment Agreement).

(b) Section 2(b) of each of the Modification Options is hereby amended to delete the phrase “Measurement Period” from the definition of “cash flow breakeven performance”.

6.	Employee acknowledges and agrees that the arrangements set forth herein shall not constitute “Good Reason” as defined under the Employment Agreement. The Employee agrees and understands that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Employee’s right or the Company’s right to terminate the Employee’s employment at any time, with or without cause.

7.	Nothing in this Agreement shall create or be construed or interpreted as creating any contract of employment for any term between the Company and Employee.

8.	This Agreement sets forth the entire agreement between the parties and supersedes all prior agreements between the parties, whether oral or written, with respect to the subject matter hereof. No change, addition or amendment shall be made hereto, except by written agreement signed by the parties hereto. Except for the amendments agreed upon by the parties as set forth herein, the Employment Agreement has not otherwise been modified by the parties and all other provisions of the Employment Agreement not specifically amended by this Agreement shall remain in full force and effect and are hereby ratified, affirmed and approved. Except as may be expressly set forth herein, nothing herein shall constitute a waiver by either the Company or Employee of all other restrictions, rights or remedies that either may have.

9.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

Remainder of page is intentionally left blank. Signature page follows.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

AUTHENTIDATE HOLDING CORP.		EMPLOYEE

By:	/s O’Connell Benjamin	By:	/s/ William A. Marshall
Name:	O’Connell Benjamin	Name:	William A. Marshall
Title:	Chief Executive Officer

ANNEX A

FORM OF RESTRICTED STOCK UNIT AGREEMENT